EXHIBIT 99.1

First Cash Reports Second Quarter Earnings per Share of $0.53;
Revenue from Core Pawn Operations Increases 25%; Same-Store Revenue Up 9%
____________________________________________________________

ARLINGTON, Texas (July 17, 2013) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) today announced revenue, net income and earnings per share for the three-month period ended June 30, 2013.

Earnings Highlights

•
Diluted earnings per share for the second quarter of 2013 were $0.53, which included $0.04 of non-recurring expenses related to acquisition costs and integration charges primarily associated with the acquisition of a chain of 19 pawn stores in Texas that was completed at the end of the second quarter. This compares to earnings per share of $0.56 in the second quarter of 2012.

•	Year-to-date diluted earnings per share increased 7% to $1.21, which also included $0.04 of non-recurring expenses, compared to $1.13 in the comparable prior-year period.
Revenue Highlights
Revenue growth rates presented below on a constant currency basis are calculated by applying the currency exchange rate from the comparable prior-year period to the current year’s Mexican peso-denominated revenue. The average exchange rate for the second quarter of 2013 was 12.5 Mexican pesos / U.S. dollar versus 13.5 Mexican pesos / U.S. dollar in the comparable prior-year period.

•	Revenue from core pawn store operations (retail merchandise sales and pawn loan fees) increased 32% for the quarter (25% on a constant currency basis).

•
Retail merchandise sales in the Company's pawn stores increased by 35% for the second quarter (28% on a constant currency basis), while revenue from pawn fees increased 27% versus the prior-year second quarter (21% on a constant currency basis).

•
Same-store revenue in the Company's pawn stores (which excludes wholesale jewelry scrapping) increased 22% in Mexico, 4% in the U.S. and 15% on a consolidated basis for the second quarter, as compared to the prior year. The same measures, on a constant currency basis, increased 12% in Mexico, 4% in the U.S. and 9% overall.

•
Revenue from non-core wholesale scrap jewelry operations in the second quarter decreased 78% compared to the same period last year and reflects lower gold prices and the Company's decision to hold a significant portion of its second quarter scrap gold production in inventory rather than selling it at market prices during the quarter. The average selling price for the 2,100 ounces of gold liquidated during the quarter was $1,561 per ounce, which generated a scrap gross profit margin of 13%. Scrap jewelry profits accounted for only 1% of net revenue (gross profit) for the second quarter, compared to 7% in the second quarter of the prior year.

•
Short-term loan and credit services revenue (collectively, payday loan products) decreased 11% in the second quarter compared to the prior-year quarter, primarily the result of a 16% decrease in revenue from the Company’s U.S. stand-alone small format stores that are all located in Texas. The Company attributes much of the decrease to increased competition from online and other store-front lenders such as installment and title loan providers in the Texas markets. U.S. payday loan-related products comprised less than 7% of total revenue for the second quarter.

Pawn Metrics

•
Consolidated pawn loans at June 30, 2013, totaled $112 million, an increase of 27% over the prior year (24% on a constant currency basis). Total pawn loans in the U.S. increased by 38% versus the prior year, reflecting acquisition growth, while in Mexico total pawn loans increased 17% (11% on a constant currency basis). Pawn loans collateralized with non-jewelry hard good items increased 19% in Mexico (constant currency basis), while jewelry pawn loan growth in both the U.S. and Mexico was dampened to a degree by lessened demand for jewelry pawns and adjustments to the loan to value ratios associated with lower gold prices.

•
At June 30, 2013, 64% of total pawn loans were collateralized with hard goods (electronics, tools and appliances) with the remaining 36% collateralized by jewelry. In Mexico, 87% of the Company’s pawn loans were collateralized with hard goods, and only 13% were collateralized with jewelry, compared to 80% and 20%, respectively, one year ago. In the Company's U.S. stores, jewelry comprised 61% of pawn collateral as of the quarter end, compared to 65% last year.

•
The consolidated gross margin on retail merchandise sales was 39% for the second quarter of 2013 and 40% year-to-date, compared to 42% for the comparable periods in 2012. The slight decline in retail margins relates primarily to the continued shift in the Company's retail product mix toward lower margin hard good items and away from jewelry, resulting from the overall growth of the hard good business, especially in Mexico.

•
Ending inventories included approximately 7,700 ounces of gold derived from scrap jewelry at a cost of $9.3 million. Excluding this amount, inventories totaled $72.7 million, up 37% over prior year, which was consistent with the growth in pawn loans. Consolidated annualized inventory turns, excluding the held gold inventory, were 3.9.

Acquisitions and New Store Openings

•
In total, the Company added 33 large-format pawn store locations during the second quarter of 2013. Year-to-date, a total of 55 stores have been opened or acquired. As of June 30, 2013, the Company had 299 stores in the U.S, of which 208 are large format, full-service pawn stores, and 568 stores in Mexico, of which 516 are large format, full-service stores.

•
On June 25, 2013, the Company completed the acquisition of Valu + Pawn, located in Texas. The 19 acquired locations are all large format, full-service stores. Transaction costs and integration expenses associated with this and previously completed acquisitions reduced second quarter earnings by approximately $0.04 per share. The assets, liabilities and operating results were included in the Company's consolidated results as of the closing date. There were also four U.S. pawn store additions in the second quarter that included two new store openings in Texas and two acquired stores in Maryland and Texas.

Financial Metrics & Liquidity

•
Consistent with last year, the consolidated net operating margin (pre-tax income) was 20% for the trailing twelve month period, while store-level operating profit margins were 29% for the trailing twelve month period. The Company’s return on equity for the trailing twelve months ended June 30, 2013, was 23% versus 24% in the comparable prior-year period.

•
EBITDA from continuing operations for the trailing twelve months ended June 30, 2013, was $143 million, an increase of 16% versus the comparable prior twelve-month period. The EBITDA margin from continuing operations of 23% for the trailing twelve months equaled the prior-year period. Free cash flow for the trailing twelve months was $58 million. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•
Over the past twelve months, the Company has invested $122 million in acquisitions, $39 million in stock repurchases, $22 million in capital expenditures and $21 million in net new loans and inventory. As of June 30, 2013, the Company had $153 million outstanding and $22 million of availability under its $175 million bank credit facility. The Company's credit facility bears interest at the prevailing LIBOR rate plus a fixed spread of 2.0% and matures in February 2015. The Company ended the quarter with $33 million in cash on the balance sheet.

•
In January 2013, the Board of Directors of the Company authorized a program for the repurchase of up to 1,500,000 shares of its common stock. The Company repurchased 729,000 shares of its common stock during the second quarter of 2013 at an aggregate cost of $39 million and an average price per share of $53.07. At June 30, 2013, a total of 771,000 shares remain available for repurchase under the current authorization.

Fiscal 2013 Outlook

•
As previously provided, the full-year 2013 guidance projects earnings growth over the prior year with earnings per share to be in a range of $2.75 to $2.90. This forecast is predicated on gold prices remaining in the $1,200 to $1,300 range and the Mexican peso to U.S. dollar exchange rate at approximately 13 to 1.

•
Excluding potential future acquisitions, the Company expects to add approximately 85 to 95 new locations in 2013, the majority of which will be in Mexico. All of the anticipated 2013 store openings will be large format pawn stores.

•	Approximately 93% of 2013 revenues are expected to be derived from the Company's growing pawn operations, with the remainder expected to come from consumer loan and credit services operations.

Commentary & Analysis
Mr. Rick Wessel, chief executive officer, commented on the second quarter results, “We are pleased with the results of our core pawn operations, posting 9% same-store sales growth driven by our pawn retailing and lending activities. Retail sales of pawn merchandise were the strongest part of our operation, particularly in Mexico where almost 90% of our retail inventory is comprised of hard goods. On a constant currency basis, same-store retail merchandise sales increased 15% in Mexico and 4% in the U.S. Despite some pressure from lower loan to value ratios on gold, pawn growth remained solid with same-store pawn fee increases of 8% in Mexico and 5% in the U.S. versus the prior year.”

"During the quarter, we completed the largest single pawn acquisition in the Company's history. Although the $70 million acquisition of Valu + Pawn involved only 19 stores in Texas, the volume and earnings capacity produced by these stores is well above industry averages. Importantly, 11 of the Valu + Pawn locations are in Houston, giving us our first significant pawn presence and critical mass for expansion into this large and growing market. The strength of our operating cash flows and unused borrowing capacity enabled the Company to fund the all-cash acquisition in addition to repurchasing $39 million of stock during the quarter.”

"Although we were pleased with the performance of our core operations, we faced challenges during the second quarter which impacted our financial results. Driving the impact was the decline in market gold prices over the course of the quarter, and to a lessor extent, weaker than expected demand for our payday and pawn loan products. Our acquisition and sale of scrap jewelry was clearly affected as were our margins by the volatility the industry experienced. Scrap gold ounces produced through forfeited loans and direct purchases were down 25% for the quarter and we elected to hold 7,700 ounces in inventory for near-term future sales. Our acquisition cost of the scrap gold held in inventory was approximately $1,200 per ounce, below both the quarter-end and the current spot price. While gold remains an important part of our pawn collateral base in the U.S., we continue to believe that the profits from scrap jewelry sales will not be a core element of our long-term earnings stream."

"We are rapidly approaching the 750 large format store mark. In the U.S., we now have 208 large format stores including 70 that we have added over the past 13 months - primarily through acquisitions. We are excited that during this time we have expanded our footprint into four additional states and developed a significant presence in the important markets of Denver, Houston and Louisville. We believe that our differentiated large format model is working in Mexico and we are encouraged by record retail sales and the continued growth in pawn receivables collateralized with hard goods. Our 516 large format stores gives us competitive advantages and we continue to believe that there is opportunity to expand our store base to 800 to 1,000 locations in Mexico over time."

“In summary, we continue to believe in the long-term growth potential of the pawn industry. Given our competitive strengths, international growth platform and expanding customer base, we are well positioned to further grow our store count, revenues, margins and earnings. We believe that our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value.”

Forward-Looking Information
This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, currency exchange rates and the price of gold and the impacts thereof, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company’s existing bank line of credit, the ability to maintain banking relationships for treasury services, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering and gun control regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues, changes in demand for the Company’s services and products, changes in the Company’s ability to satisfy its debt obligations or to obtain new capital to finance growth, a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems, the implementation of new, or changes in the interpretation of existing accounting principles or financial reporting requirements, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

About First Cash
First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company’s focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. Today, the Company owns and operates 867 stores in twelve U.S. states and 25 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended June 30, 2013:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	185	27	65	277
New locations opened	2	—	—	2
Locations acquired	21	—	—	21
Locations closed or consolidated	—	—	(1)	(1)
Total locations, end of period	208	27	64	299

International:
Total locations, beginning of period	506	19	34	559
New locations opened	10	—	—	10
Locations closed or consolidated	—	(1)	—	(1)
Total locations, end of period	516	18	34	568

Total:
Total locations, beginning of period	691	46	99	836
New locations opened	12	—	—	12
Locations acquired	21	—	—	21
Locations closed or consolidated	—	(1)	(1)	(2)
Total locations, end of period	724	45	98	867

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At June 30, 2013, 113 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At June 30, 2013, all but one of the small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, the Company is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 37 check cashing and financial services kiosks located inside convenience stores in the state of Texas. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

The following table details store openings for the six months ended June 30, 2013:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	184	27	65	276
New locations opened	2	—	—	2
Locations acquired	22	—	—	22
Locations closed or consolidated	—	—	(1)	(1)
Total locations, end of period	208	27	64	299

International:
Total locations, beginning of period	485	19	34	538
New locations opened	31	—	—	31
Locations closed or consolidated	—	(1)	—	(1)
Total locations, end of period	516	18	34	568

Total:
Total locations, beginning of period	669	46	99	814
New locations opened	33	—	—	33
Locations acquired	22	—	—	22
Locations closed or consolidated	—	(1)	(1)	(2)
Total locations, end of period	724	45	98	867

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At June 30, 2013, 113 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At June 30, 2013, all but one of the small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, the Company is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 37 check cashing and financial services kiosks located inside convenience stores in the state of Texas. The Company’s credit services operations also include an internet distribution channel for customers in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$83,900	$62,261	$165,670	$124,905
Pawn loan fees	43,052	33,932	86,203	68,844
Consumer loan and credit services fees	10,866	12,151	23,560	24,969
Wholesale scrap jewelry revenue	5,317	24,041	28,541	48,293
Total revenue	143,135	132,385	303,974	267,011

Cost of revenue:
Cost of retail merchandise sold	51,092	35,933	99,131	72,708
Consumer loan and credit services loss provision	2,693	2,982	4,907	5,238
Cost of wholesale scrap jewelry sold	4,600	18,642	23,104	36,176
Total cost of revenue	58,385	57,557	127,142	114,122

Net revenue	84,750	74,828	176,832	152,889

Expenses and other income:
Store operating expenses	44,000	35,025	87,476	71,114
Administrative expenses	12,662	11,612	25,775	23,918
Depreciation and amortization	3,733	3,113	7,358	6,139
Interest expense	633	176	1,352	253
Interest income	(51)	(36)	(198)	(117)
Total expenses and other income	60,977	49,890	121,763	101,307

Income from continuing operations before income taxes	23,773	24,938	55,069	51,582

Provision for income taxes	8,110	8,605	19,142	17,797

Income from continuing operations	15,663	16,333	35,927	33,785

Income from discontinued operations, net of tax	—	16	—	76
Net income	$15,663	$16,349	$35,927	$33,861

Basic income per share:
Income from continuing operations	$0.54	$0.57	$1.23	$1.16
Income from discontinued operations	—	—	—	—
Net income per basic share	$0.54	$0.57	$1.23	$1.16

Diluted income per share:
Income from continuing operations	$0.53	$0.56	$1.21	$1.13
Income from discontinued operations	—	—	—	—
Net income per diluted share	$0.53	$0.56	$1.21	$1.13

Weighted average shares outstanding:
Basic	29,167	28,658	29,240	29,119
Diluted	29,603	29,404	29,779	29,878

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2013	2012	2012
	(in thousands)
ASSETS
Cash and cash equivalents	$32,706	$29,793	$50,285
Pawn loan fees and service charges receivable	16,511	13,159	15,367
Pawn loans	112,212	88,298	103,181
Consumer loans, net	1,504	2,035	1,879
Inventories	82,005	52,978	65,345
Other current assets	3,714	2,841	5,373
Total current assets	248,652	189,104	241,430

Property and equipment, net	97,734	83,577	93,304
Goodwill, net	220,461	126,903	166,429
Other non-current assets	8,596	5,648	6,529
Total assets	$575,443	$405,232	$507,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$3,268	$1,605	$3,212
Accounts payable and accrued liabilities	31,759	30,126	27,938
Income taxes payable and deferred taxes payable	506	440	—
Total current liabilities	35,533	32,171	31,150

Revolving unsecured credit facility	153,000	71,600	102,500
Notes payable, net of current portion	6,704	2,641	8,351
Deferred income tax liabilities	14,404	8,362	13,275
Total liabilities	209,641	114,774	155,276

Stockholders' equity:
Preferred stock	—	—	—
Common stock	393	383	388
Additional paid-in capital	175,555	148,474	159,081
Retained earnings	449,809	367,384	413,882
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(7,268)	(11,788)	(6,940)
Common stock held in treasury, at cost	(252,687)	(213,995)	(213,995)
Total stockholders' equity	365,802	290,458	352,416
Total liabilities and stockholders' equity	$575,443	$405,232	$507,692

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2013, as compared to the three months ended June 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$29,094	$21,200	$7,894	37%	37%
Pawn loan fees	17,209	13,108	4,101	31%	31%
Consumer loan and credit services fees	9,958	11,202	(1,244)	(11)%	(11)%
Wholesale scrap jewelry revenue	1,556	11,740	(10,184)	(87)%	(87)%
	57,817	57,250	567	1%	1%
International revenue:
Retail merchandise sales	54,806	41,061	13,745	33%	23%
Pawn loan fees	25,843	20,824	5,019	24%	14%
Consumer loan and credit services fees	908	949	(41)	(4)%	(12)%
Wholesale scrap jewelry revenue	3,761	12,301	(8,540)	(69)%	(69)%
	85,318	75,135	10,183	14%	5%
Total revenue:
Retail merchandise sales	83,900	62,261	21,639	35%	28%
Pawn loan fees	43,052	33,932	9,120	27%	21%
Consumer loan and credit services fees	10,866	12,151	(1,285)	(11)%	(11)%
Wholesale scrap jewelry revenue	5,317	24,041	(18,724)	(78)%	(78)%
	$143,135	$132,385	$10,750	8%	3%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the six months ended June 30, 2013, as compared to the six months ended June 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$62,806	$46,262	$16,544	36%	36%
Pawn loan fees	36,048	27,647	8,401	30%	30%
Consumer loan and credit services fees	21,773	23,019	(1,246)	(5)%	(5)%
Wholesale scrap jewelry revenue	15,506	26,766	(11,260)	(42)%	(42)%
	136,133	123,694	12,439	10%	10%
International revenue:
Retail merchandise sales	102,864	78,643	24,221	31%	24%
Pawn loan fees	50,155	41,197	8,958	22%	15%
Consumer loan and credit services fees	1,787	1,950	(163)	(8)%	(13)%
Wholesale scrap jewelry revenue	13,035	21,527	(8,492)	(39)%	(39)%
	167,841	143,317	24,524	17%	11%
Total revenue:
Retail merchandise sales	165,670	124,905	40,765	33%	28%
Pawn loan fees	86,203	68,844	17,359	25%	21%
Consumer loan and credit services fees	23,560	24,969	(1,409)	(6)%	(6)%
Wholesale scrap jewelry revenue	28,541	48,293	(19,752)	(41)%	(41)%
	$303,974	$267,011	$36,963	14%	11%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of June 30, 2013, as compared to June 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at June 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$58,887	$42,596	$16,291	38%	38%
CSO credit extensions held by independent third-party (1)	11,882	13,170	(1,288)	(10)%	(10)%
Other consumer loans	769	1,242	(473)	(38)%	(38)%
	71,538	57,008	14,530	25%	25%
International:
Pawn loans	53,325	45,702	7,623	17%	11%
Other consumer loans	735	793	(58)	(7)%	(12)%
	54,060	46,495	7,565	16%	11%
Total:
Pawn loans	112,212	88,298	23,914	27%	24%
CSO credit extensions held by independent third-party (1)	11,882	13,170	(1,288)	(10)%	(10)%
Other consumer loans	1,504	2,035	(531)	(26)%	(28)%
	$125,598	$103,503	$22,095	21%	19%
Pawn inventories:
Domestic pawn inventories	$38,534	$24,415	$14,119	58%	58%
International pawn inventories	43,471	28,563	14,908	52%	45%
	$82,005	$52,978	$29,027	55%	51%

(1)
CSO amounts are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA from continuing operations and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA from continuing operations and constant currency results are significant components in understanding and assessing the Company’s financial performance. Since free cash flow, EBITDA from continuing operations and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA from continuing operations and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA from continuing operations and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2013	2012
Net income	$82,425	$73,749
(Income) loss from discontinued operations, net of tax	822	(496)
Income from continuing operations	83,247	73,253
Adjustments:
Income taxes	42,851	38,233
Depreciation and amortization	14,168	11,657
Interest expense	2,587	322
Interest income	(297)	(230)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$142,556	$123,235

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$632,909	$544,844
Earnings from continuing operations before interest, taxes, depreciation and amortization	142,556	123,235
EBITDA from continuing operations as a percentage of revenue	23%	23%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2013	2012
Cash flow from operating activities, including discontinued operations	$94,102	$84,693
Cash flow from investing activities:
Loan receivables	(14,109)	(5,620)
Purchases of property and equipment	(22,464)	(23,720)
Free cash flow	$57,529	$55,353

Constant Currency
Certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (June 30, 2012) of 13.7 to 1 was used, compared to the current end of period (June 30, 2013) exchange rate of 13.0 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2012 was 13.5 to 1, compared to the current-quarter rate of 12.5 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2012 was 13.3 to 1, compared to the current year-to-date rate of 12.6 to 1.

For further information, please contact:
Gar Jackson
Phone:     (949) 873-2789
Email:     gar@irsense.com

Rick Wessel, Chairman and Chief Executive Officer
Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com